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                              TSYS(R) NEWS RELEASE
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For Immediate Release


Contacts:  Danita Gibson-Lloyd                 Kimberly Knight
           Corporate Communications Mgr.       Corporate Communications Spec.
           (706) 649-5578                      (706) 644-1218
           dglloyd@totalsystem.com             kknight@totalsystem.com


       TSYS(R)Signs Letter of Intent with The Royal Bank of Scotland Group


Columbus, Ga., May 31, 2000 - Total System Services, Inc.(R) (TSYS(R)) (NYSE:
"TSS"), today announced the signing of a letter of intent with The Royal Bank of Scotland Group plc ("Royal Bank Group"), to complete a definitive agreement for the processing of its 7 million consumer and commercial card accounts over a 10-year period. Earlier this year while TSYS was independently in negotiations with National Westminster Bank Plc (NatWest) and The Royal Bank of Scotland, The Royal Bank of Scotland acquired NatWest. Since the acquisition, TSYS continued negotiations with the combined entity.

         The Royal Bank Group is the second-largest credit card issuer in the United Kingdom with one of the fastest growing card portfolios in all of Europe. TSYS will provide complete processing services for The Royal Bank of Scotland, NatWest, Ulster Bank and Coutts portfolios, all of which are part of the Royal Bank of Scotland Group. The Royal Bank Group chose TSYS for its leading-edge processing systems which provide optimum flexibility, superior portfolio management and speed to market.

         TSYS President Philip W. Tomlinson said, "Total System Services identified Europe as key to its global expansion, and we are delighted that the Royal Bank Group, a preeminent European bank and market leader, has entrusted its business to us. The fact that we were selected speaks to the importance and value of our customer service and innovation. We are prepared to provide unparalleled services in the European marketplace, and we look forward to a long and supportive relationship with the Royal Bank of Scotland." TSYS opened its European office in September 1999 and will commission its European data center by year-end 2000.


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TSYS Signs Letter of Intent With The Royal Bank of Scotland/p.2

         "Total System Services' commitment to customer service and innovative processing solutions makes them the obvious choice for us. It is very important for us to obtain adaptable systems so that we may expand our market share. TS2 delivers this to us in a state-of-the-art system that will allow us to provide our cardholders with the highest standards of customer service, " said Stephen Brannan, Managing Director, Card Businesses, Royal Bank of Scotland Group.

         Card usage and credit are projected to grow significantly in Europe. Credit cards account for 29 percent of all cards in Europe. The European Card Review reported that credit card growth was up 8.3 percent in 1999. Transaction volumes are growing at approximately 20 percent per year, according to Payment Cards in Europe 1999.

About The Royal Bank of Scotland Group

         The Royal Bank of Scotland Group, founded in 1727, is one of Europe's leading financial services companies, and one of the largest banks in the UK, operating in Britain and throughout the world.

         In March 2000 it acquired National Westminster Bank plc, creating an enlarged group which ranks first in the UK in corporate banking, private banking, offshore banking, and private motor insurance, and second in retail banking. The enlarged group has more than 2,000 branches throughout the UK and Ireland, and serves more than 15 million customers.

About Total System Services, Inc.
         TSYS provides global commerce solutions. With more than 181 million accounts on file, TSYS facilitates the payment exchange between buyers and sellers for approximately 253 million consumers. TSYS' TS2 Processing System, the most technologically advanced transaction processing software built in the 1990's, captures and delivers more of the right information to our clients allowing them to make wiser business decisions, currently yielding portfolio growth more than twice the industry average. TSYS and its family of companies offer a full range of business services from credit application to collections, allowing our clients to focus on building their brands and managing their portfolios. Based in Columbus, Ga., TSYS (www.totalsystem.com) (NYSE: "TSS") is an 80.8 percent-owned subsidiary of Synovus Financial Corp. (NYSE: "SNV") (www.synovus.com), No. 5 on FORTUNE magazine's list of "The 100 Best Companies To Work For" in 2000.


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